UNITED STATES SECURITIES AND EXCHANGE COMMISSION
"Washington, D.C. 20549"
FORM 12b-25
NOTIFICATION OF LATE FILING

(Check One): [_] Form 10-K [_] Form 11-K
[_] Form 20-F [_] Form 10-Q [X] Form N-SAR
"For Period Ended: October 31, 2002 "

PART I REGISTRANT INFORMATION

PERFORMANCE FUNDS TRUST
_________________________________________________
Full Name of Registrant

PERFORMANCE FUNDS TRUST
_________________________________________________
Former Name if Applicable

3435 STELZER ROAD
_________________________________________________
Address of Principal Executive Office (Street and Number)

"COLUMBUS, OH 43219"
_________________________________________________
"City, State and Zip Code"

PART II RULE
12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant
"seeks relief pursuant to Rule 12b-25(b), the " following should be completed. (Check box if appropriate.)
(a) The reasons described in reasonable detail in
Part III of this form could not be eliminated without unreasonable effort or expense;
"(b) The subject annual report, semi-annual report, "
"transition report on Form 10-K, Form 20-F, Form "
"11-K or Form N-SAR, "
[X] or portion thereof will be filed on or before the 15th calendar day following the prescribed due date;
or the subject quarterly report or transition report on "Form 10-Q, or portion thereof will be filed on or " before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III
NARRATIVE
State below in reasonable detail why the Form
"10-K, 11-K, 20-F 10-Q, N-SAR or the transition " report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Due to newly enacted legislation requiring additional reviews we were unable to obtain certification from the President of the Funds.

The Registrant requests additional time to file Form
NSAR so that it can compile the necessary information to complete an accurate document.

PART IV
OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

NADEEM YOUSAF        614-428-3363
_______________________________________
 (Name) (Area Code) 	(Telephone Number)
(2) Have all other periodic reports required under
Section 13 or 15(d) of the Securities Exchange
Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s)
"been filed? If the answer is no, identify report(s)."
[X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[_] Yes [X] No

"If so: attach an explanation of the anticipated change, "
"both narratively and quantitatively, and, if "
"appropriate, state the reasons why a reasonable " estimate of the results cannot be made.


PERFORMANCE FUNDS TRUST
___________________________________________
(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date 	01292003	By 	NADEEM YOUSAF
______________________________________________